UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2016

GOODMAN NETWORKS INCORPORATED

(Exact name of registrant as specified in its charter)

Texas	333-186684	74-2949460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Network Blvd., Suite 300 Frisco, Texas		75034
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 406-9692

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On September 9, 2016, Goodman Networks Incorporated (the “Company”) and Joy Brawner (“Brawner”) entered into a separation agreement and general release (the “Separation Agreement”) effective September 30, 2016 under which the Company resolved all matters related to Brawner’s separation from employment with the Company without cause, including all matters arising under the Employment Agreement, by and between the Company and Brawner, dated October 5, 2015, as amended (the “Employment Agreement”). Brawner’s departure is for personal reasons and not the result of any material disagreement with the Company regarding its operations, policies or practices.

The Company is conducting a search to identify a successor. In the interim, Ron B. Hill, the Company’s Executive Chairman and Chief Executive Officer, also will be considered the Company’s “principal financial officer” for Securities and Exchange Commission (“SEC”) reporting purposes. Biographical and other information regarding Mr. Hill is set forth in the Company’s Annual Report on Form 10-K, filed with the SEC on March 31, 2016.

In connection with the Separation Agreement, Brawner will receive cash severance payments totaling six (6) months of Brawner’s base salary payable in accordance with the Employment Agreement. In exchange for such consideration, Brawner acknowledged and agreed that, among other things, she had been paid all remuneration owed to her by the Company. Brawner also granted a general release in favor of the Company.

The Separation Agreement also includes, among other things, customary non-disparagement and confidentiality provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN NETWORKS INCORPORATED

Date: September 15, 2016	By:	/s/ Ron B. Hill
	Name:	Ron B. Hill
	Title:	Chief Executive Officer, President and Executive Chairman